Exhibit 99.1

Wayside Technology Group, Inc. Reports 2016 Fourth Quarter & Full Year Results

and Declares Quarterly Dividend

	Q4 2016:	Year 2016:
Revenue:	$120.0 million	$418.1 million
Income from operations:	$2.9 million	$8.6 million
Net income:	$2.0 million	$5.9 million
Diluted earnings per share:	$0.45 per share	$1.31 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, February 2, 2017 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the fourth quarter and year ended December 31, 2016.    The results will be discussed in a conference call to be held on Friday, February 3, 2017 at 10:00 a.m. EST.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/site/content/webcasts.

Net income for the quarter ended December 31, 2016 increased 22% to $2.0 million, compared to $1.6 million during same period last year.  Net income for the year ended December 31, 2016 increased 1% to $5.9 million compared to $5.8 million during the prior year.

Diluted earnings per share for the quarter ended December 31, 2016 increased 29% to $0.45, compared to $0.35, for the same period in 2015.  Diluted earnings per share for the year ended December 31, 2016 increased 5% to $1.31, compared to $1.25, for the year ended December 31, 2015.

On February 2, 2017, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable February 27, 2017 to shareholders of record on February 16, 2017.

“With a strong fourth quarter finish, 2016 was an exciting and transformational year for Wayside. We continued to grow our company profitably and return value to our shareholders.” said Simon F. Nynens, Chairman and Chief Executive Officer. “Positioned as a leading specialty distributor of software in the dynamic markets of security, virtualization and cloud, we continue to differentiate ourselves by offering the flexible solutions our partners demand in these fast moving markets. We paid dividends for 56 consecutive quarters and bought back a total of approximately 309,000 shares in 2016. We will continue to utilize our capital to maximize our shareholder return in 2017.”

The Company paid $3.2 million in dividends and utilized $5.4 million in stock buybacks during 2016. Stockholders’ equity was $37.6 million at December 31, 2016 compared to $38.7 million at December 31,

2015. Total working capital plus accounts receivable-long term was $35.1 million at December 31, 2016, compared to $37.7 million at December 31, 2015. Cash and cash equivalents was $13.5 million at December 31, 2016 and $23.8 million at December 31, 2015, representing 36% and 62% of equity, respectively. Accounts receivable, including accounts receivable long term increased $28.0 million to $94.4 million at December 31, 2016 compared to $66.4 million in the prior year.

Operating Results:

Net sales for the quarter ended December 31, 2016 increased 20% to $120.0 million compared to $99.8 million for the same period in 2015. Lifeboat Distribution segment net sales for the quarter ended December 31, 2016 increased 15% to $102.4 million, compared to $89.4 million for the same period in 2015. TechXtend segment net sales for the quarter ended December 31, 2016 increased 70% to $17.6 million, compared to $10.4 million for the same period in 2015. The increase in TechXtend sales was primarily driven by extended payment term sales.

Net sales for the year ended December 31, 2016 increased 9% to $418.1 million compared to $382.1 million for the same period in 2015. Lifeboat Distribution segment net sales for the year ended December 31, 2016, increased 9% to $369.5 million, compared to $339.7 million for the same period in 2015. TechXtend segment net sales during the year ended December 31, 2016 increased 15% to $48.6 million, compared to $42.4 million, for the same period in 2015.

Gross profit for the quarter ended December 31, 2016 increased 16% to $8.0 million compared to $6.9 million for the same period in 2015. Lifeboat Distribution segment gross profit for the quarter ended December 31, 2016 increased 9% to $6.2 million, compared to $5.7 million in the same period in 2015. TechXtend segment gross profit for the fourth quarter of 2016 increased 48% to $1.8 million, compared to $1.2 million in 2015.

Gross profit for the year ended December 31, 2016 increased 3% to $27.3 million, compared to $26.6 million for the same period in 2015. Lifeboat Distribution segment gross profit for the year ended December 31, 2016 increased 4% to $22.3 million, compared to $21.5 million for the same period in 2015. TechXtend gross profit remained constant at approximately $5.0 million for the years ended December 31, 2016 and 2015.

Gross profit margin (gross profit as a percentage of net sales) for the year ended December 31, 2016 decreased by 0.5 percentage points to 6.5%, compared to 7.0% for the year ended December 31, 2015. Lifeboat Distribution segment gross profit margin for the year ended December 31, 2016 decreased by 0.3 percentage points to 6.0%, compared to 6.3% for the year ended December 31, 2015. TechXtend segment gross profit margin for the year ended December 31, 2016 decreased 1.7 percentage points to 10.2%, compared to 11.9% for the year ended December 31, 2015.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended December 31, 2016 increased 14% to $5.1 million, compared to $4.5 million for the same quarter of 2015. Total SG&A expenses for the year ended December 31, 2016 increased 4% to $18.7 million, compared to $18.1 million in the same period in 2015. The increase in general and administrative expenses is primarily due to increased stock based compensation and employee related expenses to support our growth, costs for our new office relocation in October 2016, and professional expenses related to public company compliance. SG&A expenses as a percentage of net sales were 4.5% in 2016 compared to 4.7% in 2015. SG&A expenses as a percentage of net sales were 4.5% in 2016 compared to 4.7% in 2015.

For the fourth quarter and year ended December 31, 2016, the Company recorded a provision for income taxes of $1.0 million and $3.0 million, respectively.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2016	2015
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$13,524	$23,823
Accounts receivable, net	83,317	58,965
Inventory, net	2,324	1,954
Prepaid expenses and other current assets	948	989
Total current assets	100,113	85,731

Equipment and leasehold improvements, net	1,937	362
Accounts receivable long-term	11,119	7,386
Other assets	113	82
Deferred income taxes	416	521

Total assets	$113,698	$94,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$76,087	$55,423
Total current liabilities	76,087	55,423

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,555,434 and 4,700,812 shares, Respectively	53	53
Additional paid-in capital	30,683	32,540
Treasury stock, at cost, 729,066 and 583,688 shares, respectively	(12,029)	(10,296)
Retained earnings	20,515	17,813
Accumulated other comprehensive loss	(1,611)	(1,451)
Total stockholders’ equity	37,611	38,659
Total liabilities and stockholders’ equity	$113,698	$94,082

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$369,519	$339,708	$102,406	$89,421
TechXtend segment	48,612	42,382	17,559	10,355
Total Revenue	418,131	382,090	119,965	99,776

Cost of sales
Lifeboat segment	347,170	318,178	96,197	83,728
TechXtend segment	43,630	37,339	15,762	9,137
Total Cost of sales	390,800	355,517	111,959	92,865

Gross Profit	27,331	26,573	8,006	6,911

Operating expenses
Selling costs	9,576	9,988	2,582	2,504
Share- based compensation	1,666	1,213	498	416
Other general and administrative expenses	7,473	6,862	2,068	1,610
Total Selling, general and administrative expenses	18,715	18,063	5,148	4,530

Income from operations	8,616	8,510	2,858	2,381

Interest, net	318	368	135	71
Foreign currency translation	(1)	(20)	(1)	(11)
Income before provision for income taxes	8,933	8,858	2,992	2,441
Provision for income taxes	3,032	3,028	1,025	829

Net income	$5,901	$5,830	$1,967	$1,612

Income per common share - Basic	$1.31	$1.26	$0.45	$0.35
Income per common share - Diluted	$1.31	$1.25	$0.45	$0.35

Weighted average common shares outstanding - Basic	4,503	4,634	4,402	4,592
Weighted average common shares outstanding - Diluted	4,514	4,653	4,411	4,598